Spherix Regains Compliance With NASDAQ Listing Rule

BETHESDA, Md., May 24, 2011 /PRNewswire/ -- Spherix Incorporated (NASDAQ: SPEXD) – an innovator in biotechnology for therapy in diabetes, metabolic syndrome and atherosclerosis, and providers of technical and regulatory consulting services to food, supplement, biotechnology and pharmaceutical companies – today announced that it has regained compliance with NASDAQ listing rule 5550(a)(2), which concerns minimum bid price listing requirements.

As previously announced, Spherix was notified by NASDAQ that its common stock failed to meet the minimum bid price; thus the Company was put on notice of a potential de-listing of its stock if it failed to regain compliance with the rule. On May 24, 2011, NASDAQ provided confirmation to the Company that the closing bid price for the prior 10 business days had met the minimum bid price requirement; thus the Company has regained compliance and the de-listing matter with NASDAQ has been closed.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company under the name Biospherics Research. The Company now leverages its scientific and technical expertise and experience through its two subsidiaries – Biospherics Incorporated and Spherix Consulting, Inc. Biospherics is dedicated to development of D-tagatose and recently completed a Phase 3 clinical trial to study the use of D-tagatose as a treatment for Type 2 diabetes. Biospherics is actively seeking a pharma partner to continue the diabetes development while exploring D-tagatose as a potential treatment for high triglycerides, a risk factor for atherosclerosis, myocardial infarction, and stroke. Spherix's Consulting subsidiary provides scientific and strategic support for suppliers, manufacturers, distributors and retailers of conventional foods, biotechnology-derived foods, medical foods, infant formulas, food ingredients, dietary supplements, food contact substances, pharmaceuticals, medical devices, consumer products and industrial chemicals and pesticides. For more information, please visit www.spherix.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of D-tagatose, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our continuing efforts to develop D-tagatose may be unsuccessful, our common stock could be delisted from the Nasdaq Capital Market, and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our current report on Form 8-K filed on October 10, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT: Investor Relations, +1-301-897-2564, info@spherix.com